Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VERUS INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF APRIL, A.D. 2019, AT 1:26 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2405411 8100
SR# 20192682364

Authentication: 202614169
Date: 04-10-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:26 PM 04/09/2019
FILED 01:26 PM 04/09/2019
SR 20192682364 - File Number 2405411

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF VERUS INTERNATIONAL, INC.

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

Verus International, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify that:

First: The name of the corporation is Verus International, Inc.

Second: The Second Amended and Restated Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock was filed with the Secretary of State on February 8, 2019.

Third: Section 6 of the Certificate of Designation is hereby amended and restated as follows:

6. Conversion; Mechanics of Conversion.

(a) Conversion. Each share of Series A Stock shall be convertible at the option of the holder thereof at any time into a number of shares of common stock determined by dividing (i) the Stated Value by (ii) the Conversion Price then in effect. The initial conversion price for the Series A Preferred Stock (the "**Conversion Price**") shall be equal to $1.00 per share. The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided in Section 7. The stated value of each share of Series A Preferred Stock shall be $1.00 per share (the "**Stated Value**").

(b) Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate representing such Series A Preferred Stock to be converted, if any, to the Corporation at its principal office, accompanied by written notice ("**Notice of Conversion**") to the Corporation that the holder elects to convert a specified portion or all of such shares of Series A Preferred Stock. Series A Preferred Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the common stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of common stock issuable upon conversion and a certificate or certificates for the balance of the Series A Preferred Stock surrendered, if any, not so converted into common stock. Notwithstanding the foregoing, in case of any Liquidation Event, unless the Corporation has received notice of election

for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series A Preferred Stock subject to such Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Preferred Stock pursuant to this Certificate of Designation unless the Corporation shall thereafter default in the payment of the Series A Liquidation Amount, in which case the holder shall be entitled to conversion until such default is cured by the Corporation. No fractional shares of common stock will be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would be otherwise entitled, the Corporation will round up or down the fractional share to the nearest full share. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of common stock shall be rounded up or down to the nearest whole share.

(c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder's Affiliates, and any Persons acting as a group together with such holder or any of such holder's Affiliates (such Persons, "**Attribution Parties**")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of shares of common stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of common stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder's determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and

regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of common stock, a holder may rely on the number of outstanding shares of common stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of common stock outstanding. Upon the written request of a holder, the Corporation shall within three (3) business days confirm orally and in writing to such holder the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of common stock was reported. The "**Beneficial Ownership Limitation**" shall be 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series A Preferred Stock held by the applicable holder, its Affiliates and Attribution Parties. A holder, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(c) applicable to its Series A Preferred Stock. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Corporation and shall only apply to such holder providing the notice and no other holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.

"**Affiliate**" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

Fourth: The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Amendment this 9th day of April, 2019.

VERUS INTERNATIONAL, INC.

By: /s/ Anshu Bhatnagar
Name: Anshu Bhatnagar
Title: Chief Executive Officer